QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

LIST OF SUBSIDIARIES

Emoteq Corporation, a Colorado Corporation

Motor Products Corporation, a Delaware Corporation

Stature Electric, Inc., a Pennsylvania Corporation

Precision Motor Technology B.V., Premotec, incorporated in The Netherlands

Allied Motion Canada Inc., incorporated in Ontario, Canada

Allied Motion Stockholm (formerly known as Östergrens Elmotor AB), incorporated in Sweden

Allied Motion Asia, incorporated in Hong Kong

Allied Motion (Changzhou) Motors Co., Ltd., incorporated in China

Allied Motion (Changzhou) Trading Co. Ltd., incorporated in China

QuickLinks

  EXHIBIT 21
LIST OF SUBSIDIARIES